Exhibit (c)(5)

DRAFT Project Ocean Discussion Materials Goldman, Sachs & Co. March 21, 2008

DRAFT

Goldman Sachs

Overview of Potential CastlePoint Strategic Alternatives

Realization of Strategic Objectives

CastlePoint Goal	Option A	Option B
■ Certainty of shareholder value creation	?	✓
■ Alternative to growing 3rd party business in unfavorable market conditions	✓	✓
■ Maintain Bermuda platform	✓	✗
■ Relieve conflicts of interest	✓	✓
■ Reduce two-way reliance between Tower and CastlePoint	✓	✓
■ Effectively use CastlePoint excess capital	✓	✓
■ Minimize execution risk in any alternative	✗	?

1

DRAFT

Goldman Sachs

Overview of Potential CastlePoint Strategic Alternatives

Benefits and Considerations – CastlePoint Perspective

	Option A	Option B
Benefits	■ Combines "best of both worlds" - U.S. insurance distribution with capital provided via a Bermuda platform ■ Potential for CastlePoint valuation multiple expansion ■ Potential for meaningful synergies ■ Aligns management and shareholders; removes potential conflicts	■ Transaction can be structured with cash and stock to provide partial liquidity and still allow CastlePoint shareholders a share in upside ■ CastlePoint shareholders could receive a premium for their shares ■ Potential for Tower EPS accretion without significant negative impact on tangible book value per share ■ Aligns management and shareholders; removes potential conflicts
Considerations	■ CastlePoint will need to pay a premium to Tower shareholders ■ CastlePoint's smaller size, lack of financial flexibility and low P/E ratio limit ability to pay ■ Tower could be "put in play" and sold to third party which could damage CastlePoint prospects ■ CastlePoint stock trading below book value – potentially expensive to raise equity capital ■ Transaction negatively impacts tangible book value per share for current shareholders ■ Substantial investment by sponsor would introduce control issues ■ Highly levered transaction ■ Tax issues require structuring	■ CastlePoint shares trading below book value post Q4 2007 earnings call ■ Material tax costs and loss of Bermuda platform could impact Tower's valuation and therefore the value to CastlePoint shareholders ■ Taxable to CastlePoint shareholders

2

DRAFT Analysis of Transaction Consideratoin NPV Over Time Value per CastlePoint share For Illustrative Purposes Only Option A: Base Case1 3 Option A: Mild Downside Case1 4 Option A: Downside Case1 5 $ 11.05 $ 10.67 $ 9.74 $ 16.50 $ 15.06 $ 17.08 2 Years Forward 1 Year Forward Time 0 $ 14.11 $ 13.63 $ 12.44 $ 8.16 $ 7.65 $ 7.13 $ 12.62 $ 11.82 $ 11.02 2 Years Forward 1 Year Forward Time 0 $ 10.42 $ 9.76 $ 9.10 $ 4.73 $ 4.56 $ 8.43 $ 7.32 $ 7.05 $ 5.46 2 Years Forward 1 Year Forward Time 0 $ 6.97 $ 6.04 $ 5.82 Option B: Base Case2 3 Option B: Mild Downside Case2 4 Option B: Downside Case2 5 $ 12.40 $ 12.33 $ 12.15 $ 13.63 $ 13.54 $ 13.32 2 Years Forward 1 Year Forward Time 0 $ 10.91 $ 10.75 $ 10.75 $ 11.82 $ 11.63 $ 11.64 2 Years Forward 1 Year Forward Time 0 $ 9.54 $ 9.26 $ 9.39 $ 10.16 $ 9.83 $ 9.99 2 Years Forward 1 Year Forward Time 0 1 Option A key assumptions include: Tower purchase price of $32.00 and Kelso buy-in price of $12.00. For other transaction assumptions, please refer to discussion materials dated 14-Mar-2008. Valuation based on FY1 pro forma earnings multiplied by current IBES forward (2008) P/E and discounted at a discount rate of 12%. Low end and high end of valuation represented by CastlePoint IBES forward (2008) P/E and Tower IBES forward (2008) P/E, respectively. 2 Option B key assumptions include: CastlePoint purchase price of $13.00. For other transaction assumptions, please refer to discussion materials dated 14-Mar-2008. Valuation based on FY1 pro forma earnings multiplied by current IBES forward (2008) P/E and discounted at a discount rate of 12%. Low end and high end of valuation represented by CastlePoint / Tower earnings-weighted blended IBES forward (2008) P/E and Tower IBES forward (2008) P/E, respectively. 3 Base case assumes IBES estimates for both CastlePoint and Tower. 4 Mild downside case assumes IBES estimates with a 5% “haircut” applied to premium growth and a 5% increase in loss ratio for both CastlePoint and Tower. 5 Downside case assumes IBES estimates with a 10% “haircut” applied to premium growth and a 10% increase in loss ratio for both CastlePoint and Tower. 3

DRAFT

Goldman Sachs

Draft Timetable to Announcement

Option A

March 2008

S	M	T	W	T	F	S
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31					

April 2008

S	M	T	W	T	F	S
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30			

May 2008

S	M	T	W	T	F	S
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30	31

Public Holidays

Week of	Description of Events	Responsibility[1]
March 17, 2008	■ Receive approval from CPSC to continue exploration of Option A	CPSC
March 24, 2008	■ Re-initiate dialogue with Kelso on terms of PIPE, and receive diligence requirements	GS
	■ Discuss with Lazard timing and process including CPSC's due diligence requirements	GS, LAZ, SC
	■ Review terms of Key Bank Credit Facility	CP, GS
	■ Begin assembling due diligence materials/projections for Kelso and Key Bank	CP
March 31, 2008	■ Finalize and deliver due diligence materials and projections to Kelso / Key Bank	CP
	■ Tower due diligence	CP, SC, GS
	■ Update rating agency presentation	CP
April 7, 2008	■ Hold any required CP management sessions for Kelso and / or Key Bank	CP
	■ Continue reviewing Tower diligence materials	CP, SC, GS

[1] *CPSC = CastlePoint Special Committee, CP = CastlePoint management, TG = Tower Group management, GS = Goldman Sachs, SC = Sullivan and Cromwell, LAZ = Lazard*

4

DRAFT Draft Timetable to Announcement Option A March 2008 April 2008 May 2008 S M T W T F S S M T W T F S S M T W T F S1 1 2 3 4 5 1 2 3 2 3 4 5 6 7 8 6 7 8 9 10 11 12 4 5 6 7 8 9 10 9 10 11 12 13 14 15 13 14 15 16 17 18 19 11 12 13 14 15 16 1716 17 18 19 20 21 22 20 21 22 23 24 25 26 18 19 20 21 22 23 24 23 24 25 26 27 28 29 27 28 29 30 25 26 27 28 29 30 31 30 31 Public Holidays Week of Description of Events Responsibility¹April 14, 2008  Present due diligence findings and financial analysis to CP Special Committee and receive authorization on an offer price for Tower Begin negotiations with Lazard Begin drafting transaction documentation GS, SCGSSC April 21, 2008  Continue to negotiate with Lazard and Kelso Begin drafting investor presentation Meet with AM Best GSCP, GSCP April 28, 2008  Finalize negotiations with Lazard and Kelso Finalize transaction documentation Present final transaction terms and fairness opinion to CP Special Committee for recommendation to the CP Board CP Board Approval Tower Board Approval Announce transaction GSSCGSCPTGCP, TG1 CPSC = CastlePoint Special Committee, CP = CastlePoint management, TG = Tower Group management, GS = Goldman Sachs, SC = Sullivan and Cromwell, LAZ = Lazard.5